MutualFirst Announces 2011 Earnings

MUNCIE, Ind., Feb. 6, 2012 /PRNewswire/ -- MutualFirst Financial, Inc. (Nasdaq: MFSF), the holding company of MutualBank (the "Bank"), announced today that net income available to common shareholders for the year ended December 31, 2011 was $1.4 million, or $.20 for basic and diluted earnings per common share. This compared to net income available to common shareholders for the year ended December 31, 2010 of $4.7 million, or $.69 for basic and diluted earnings per common share. Return on assets was .24% and return on average tangible common equity was 1.39% for the year ended 2011 compared to .45% and 4.96% respectively, for the year ended 2010.

Highlights for the year ended December 31, 2011 include:

  Redemption of the TARP preferred shares and the corresponding warrants from the United States Treasury.
  Inclusion into the Small Business Lending Fund (SBLF).
  Converted the Bank charter from a Federal Thrift to a State Commercial Bank as of January 1, 2012 after a successful conversion examination from the FDIC and the Indiana Department of Financial Institutions in 2011.
  Net interest margin for 2011 was 3.16% compared to 3.19% in 2010.
  Provision for loan losses increased to $13.1 million in 2011 compared to $7.1 million in 2010.
  Non-interest income increased $1.9 million in 2011 over 2010.
  Non-interest expense decreased $601,000 in 2011 versus 2010.

"2011 saw significant positive momentum for MutualFirst. The ability to payoff our TARP preferred shares and change charters in 2011 indicates the health of our institution," said David W. Heeter, President and CEO.

Net income available to common shareholders for the three months ended December 31, 2011 was $687,000, or $.10 for basic and diluted earnings per common share. This compared to a net income available to common shareholders for the three months ended December 31, 2010 of $1.4 million, or $.20 for basic and diluted earnings per share. Annualized return on average assets was .29% and return on average tangible common equity was 2.73% for the three months ended December 31, 2011 compared to 0.50% and 5.61% respectively, for the same period last year.

Balance Sheet

Assets totaled $1.4 billion at December 31, 2011, an increase from December 31, 2010 of $20.9 million, or 1.5%, as cash received from loan sales and prepayments was reinvested into securities. Gross loans, excluding loans held for sale, decreased $78.0 million, or 7.8%. A decrease in residential mortgage loans of $23.0 million, or 5.0% was primarily due to loans sold in 2011 of $80.2 million, which includes a $44.5 million loan sale in December 2011 to sell mortgage loans that had a propensity to refinance more quickly due to the interest rate environment. A decrease in consumer loans of $25.4 million, or 11.2% was primarily due to decreases in RV/Boat loans of $18.5 million and home equity loans of $6.7 million as prepayments exceeded current year's production. A decrease in commercial loans of $31.1 million, or 9.9% was primarily due to certain loans prepaying, primarily loans of concern and working through problem loans in 2011. The paydowns in the loan portfolio were used to increase investment securities available for sale by $85.7 million, or 35.0% which were primarily invested in agency mortgage-backed securities.

Total deposits were $1.2 billion at December 31, 2011 an increase of $45.3 million, or 4.0% from December 31, 2010. This increase was due to increases in transactional deposits of $74.9 million and a decline in certificates of deposit of $29.6 million. Transactional deposits compared to total deposits increased to 45% as of December 31, 2011 compared to 40% as of December 31, 2010 as the Bank continues to strategically increase the transactional deposits as a percentage of total deposits. Total borrowings decreased $27.8 million to $113.9 million at December 31, 2011 from $141.7 million at December 31, 2010. The decrease in total borrowings was a direct result of increasing transactional deposits and paying down maturing borrowings in order to reduce interest costs.

Allowance for loan losses increased to $16.8 million as of December 31, 2011 compared to $16.4 million as of December 31, 2010. Net charge offs for the quarter ended December 31, 2011 were $3.7 million, or 1.53% of average loans on an annualized basis compared to $1.9 million, or .74% of average loans for 2010. Net charge offs for the year ended December 31, 2011 were $12.7 million, or 1.31% of average loans compared to $7.1 million, or .69% of average loans for the comparable period in 2010. The allowance for loan losses as a percentage of non-performing loans and total loans was 52.81% and 1.83%, respectively at December 31, 2011 compared to 51.60% and 1.64%, respectively at December 31, 2010. Heeter commented, "We have written down a portion of our non-performing credits to provide us flexibility to manage them, without large future losses. We believe the current level of allowance is adequate for the current level of risk in our portfolio."

Stockholders' equity was $132.8 million at December 31, 2011, an increase of $1.6 million, or 1.2% from December 31, 2010. The increase was a result of net income of $3.5 million and accumulated other comprehensive income increased $5.3 million due to an increase in unrealized gains on securities and derivatives. The increase was partially offset by dividend payments of $1.7 million to common shareholders and $1.8 million to preferred shareholders. The transaction out of TARP and into the SBLF reduced equity by $4.4 million as the TARP preferred shares and the repurchase of warrants decreased equity by $33.3 million, while the offering through the SBLF increased equity by $28.9 million. MutualFirst Financial, Inc. tangible common equity increased to 7.05% as of December 31, 2011 compared to 6.92% as of December 31, 2010. The Bank's risk-based capital ratio increased to 14.33% as of December 31, 2011 from 13.79% as of December 31, 2010. The Bank's capital ratios are well in excess of "well-capitalized" levels as defined by all regulatory standards.

Income Statement

Net interest income before the provision for loan losses decreased $884,000 from $42.2 million for the year ended December 31, 2010 to $41.3 million for the year ended December 31, 2011 and decreased $167,000 in the fourth quarter 2011 compared to the same period in 2010. The primary reason for the decrease for the year 2011 and the fourth quarter 2011 was a decline in average earning assets of $18.4 million and $17.3 million, respectively, due primarily to a decreasing loan portfolio. Net interest margin declined by 3 basis points and 1 basis point, respectively, during the year 2011 and the fourth quarter of 2011 as compared to the comparable 2010 periods due to interest-earning assets declining slightly faster than interest-bearing liabilities.

The provision for loan losses for the year ended 2011 was $13.1 million, an increase of $6.1 million from 2010, and $4.0 million in the fourth quarter of 2011, an increase of $2.2 million compared to the fourth quarter of 2010. The increases in the provision were primarily due to increased net charge offs of $12.7 million in 2011 compared to $7.1 million in 2010 and $3.7 million in the fourth quarter of 2011 compared to $1.9 million in the fourth quarter of 2010. The increase in charge offs were associated with our commercial loan portfolio, mainly non-owner occupied commercial real estate. Allowance for loan losses to loans receivable was 1.83% as of December 31, 2011 compared to 1.64% as of December 31, 2010. Heeter stated, "Although these credit costs are significant, we believe we are now positioned for more normalized costs moving forward."

Non-interest income increased $1.9 million in 2011 over 2010 and $1.5 million in the fourth quarter of 2011 compared to the fourth quarter of 2010. Increases in non-interest income included gain on sale of securities as gains were taken on mortgage-backed investments that appeared to be prepaying faster and to strategically reposition a portion of the investment portfolio into variable rates. Also, the investment portfolio stabilized and the Bank saw a decrease in other than temporary impairment. Gain on loan sales increased as the Bank sold $45 million of 1-4 family mortgage loans in the fourth quarter of 2011 that had a higher probability to refinance due to the low interest rate environment. Decreases in non-interest income include service fees on transactional deposit accounts, which decreased mainly due to the changes in overdraft regulations in 2010. Commission income also decreased as the Bank's income from brokerage and annuity sales declined due to lower commission percentages on sales.

Non-interest expense decreased by $601,000 in 2011 compared to 2010 and increased $115,000 in the fourth quarter of 2011 compared to the fourth quarter of 2010. Reductions in non-interest expense in 2011 compared to 2010 were aided by closing one branch, reducing occupancy expenses, and the changing FDIC assessment calculation, causing a reduction in the Bank's deposit insurance premiums. Salaries and benefits increased primarily due to stock options that were granted and mostly expensed in the fourth quarter of 2011. The charter conversion to a State Commercial Bank and a Bank Holding Company increased professional fees. Professional fees also increased due to increased legal fees on problem loans when compared to 2010. Heeter commented, "We have been able to successfully reduce our non-interest expense during the last couple of years and continue to look for ways to reduce our expenses further."

Heeter concluded, "The economic and regulatory environment continues to create uncertainty for financial institutions. We believe the worst is behind us and are cautiously optimistic that more normalized earnings will be attainable as credit costs begin to decline."

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST Financial, Inc.

	December 31,	September 30,	December 31,
Balance Sheet (Unaudited):	2011	2011	2010
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$57,135	$37,846	$26,821
Investment securities - AFS	330,878	288,529	245,165
Loans held for sale	1,441	1,392	10,483
Loans, gross	917,274	959,706	995,273
Allowance for loan loss	(16,815)	(16,481)	(16,372)
Net loans	900,459	943,225	978,901
Premise and equipment	32,025	31,816	32,966
FHLB of Indianapolis stock	14,391	14,391	16,682
Investment in limited partnerships	3,113	3,241	3,624
Cash surrender value of life insurance	47,023	46,673	45,566
Prepaid FDIC premium	2,821	3,120	4,208
Core deposit and other intangibles	3,373	3,640	4,533
Deferred income tax benefit	16,478	15,590	20,030
Other assets	18,712	43,146	17,923
Total assets	$1,427,849	$1,432,609	$1,406,902

Liabilities and Stockholders' Equity
Deposits	$1,166,862	$1,178,121	$1,121,569
FHLB advances	101,451	94,634	128,538
Other borrowings	12,410	12,604	13,167
Other liabilities	14,369	13,951	12,488
Stockholders' equity	132,757	133,299	131,140
Total liabilities and stockholders' equity	$1,427,849	$1,432,609	$1,406,902

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Income Statement (Unaudited):	2011	2011	2010	2011	2010
	(000)	(000)	(000)	(000)	(000)

Total interest income	$14,614	$15,249	$16,025	$61,353	$67,398
Total interest expense	4,559	4,854	5,803	20,034	25,195

Net interest income	10,055	10,395	10,222	41,319	42,203
Provision for loan losses	4,000	3,200	1,775	13,100	7,050
Net interest income after provision
for loan losses	6,055	7,195	8,447	28,219	35,153

Non-interest income
Fees and service charges	1,794	1,862	1,773	6,987	7,229
Net gain (loss) on sale of investments	209	1,764	8	2,048	(53)
Other than temporary impairment of securities	0	0	(15)	(193)	(841)
Equity in losses of limited partnerships	(128)	(107)	(128)	(384)	(510)
Commissions	857	879	925	3,691	3,845
Net gain (loss) on loan sales	2,243	245	866	2,928	2,275
Net servicing fees	14	(337)	37	(278)	139
Increase in cash surrender value of life insurance	350	346	406	1,420	1,791
Loss on sale of other real estate and repossessed assets	(67)	(22)	(313)	(426)	(1,012)
Other income	115	34	41	216	216
Total non-interest income	5,387	4,664	3,913	16,009	14,091

Non-interest expense
Salaries and benefits	5,587	5,240	5,096	21,690	21,078
Occupancy and equipment	1,108	1,328	1,373	5,288	5,574
Data processing fees	375	373	407	1,529	1,569
Professional fees	472	433	249	1,641	1,141
Marketing	405	453	324	1,458	1,224
Deposit insurance	321	330	467	1,491	1,831
Software subscriptions and maintenance	332	338	377	1,301	1,554
Intangible amortization	267	280	315	1,160	1,348
Repossessed assets expense	196	279	235	942	924
Other expenses	1,115	982	907	3,915	3,761
Total non-interest expense	10,178	10,036	10,063	40,415	41,016

Income before taxes	1,264	1,823	2,297	3,813	8,228
Income tax provision (benefit)	215	375	484	329	1,676
Net income	1,049	1,448	1,813	3,484	6,552
Preferred stock dividends and amortization	362	852	451	2,115	1,803
Net income available to common shareholders	$687	$596	$1,362	$1,369	$4,749

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		12/31/2011			12/31/2010
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$38,228	$23	0.24%	$66,691	$38	0.23%
Mortgage-backed securities:
Available-for-sale	257,923	1,670	2.59	197,273	1,433	2.91
Held-to-maturity	0	0	-	0	0	-
Investment securities:
Available-for-sale	32,127	193	2.40	24,039	159	2.65
Loans receivable	958,325	12,637	5.27	1,012,562	14,301	5.65
Stock in FHLB of Indianapolis	14,391	91	2.53	17,722	94	2.12
Total interest-earning assets (3)	1,300,994	14,614	4.49	1,318,287	16,025	4.86
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	123,090			128,080
Total assets	$1,424,084			$1,446,367

Interest-Bearing Liabilities:
Demand and NOW accounts	$217,200	291	0.54	$188,748	264	0.56
Savings deposits	97,718	13	0.05	89,683	34	0.15
Money market accounts	81,098	134	0.66	71,934	138	0.77
Certificate accounts	655,850	3,216	1.96	666,889	3,967	2.38
Total deposits	1,051,866	3,654	1.39	1,017,254	4,403	1.73
Borrowings	103,092	905	3.51	157,195	1,400	3.56
Total interest-bearing accounts	1,154,958	4,559	1.58	1,174,449	5,803	1.98
Non-interest bearing deposit accounts	123,471			114,816
Other liabilities	12,614			14,237
Total liabilities	1,291,043			1,303,502
Stockholders' equity	133,041			134,185
Total liabilities and stockholders' equity	$1,424,084			$1,437,687

Net earning assets	$146,036			$143,838

Net interest income		$10,055			$10,222

Net interest rate spread			2.91%			2.89%

Net yield on average interest-earning assets			3.09%			3.10%

Average interest-earning assets to
average interest-bearing liabilities			112.64%			112.25%

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2011	2011	2010	2011	2010

Share and per share data:
Average common shares outstanding
Basic	6,919,543	6,911,597	6,885,427	6,907,015	6,873,508
Diluted	6,928,731	6,927,433	6,951,413	6,976,633	6,896,107
Per common share:
Basic earnings	$0.10	$0.09	$0.20	$0.20	$0.69
Diluted earnings	$0.10	$0.09	$0.20	$0.20	$0.69
Dividends	$0.06	$0.06	$0.06	$0.24	$0.24

Dividend payout ratio	60.00%	66.67%	30.00%	120.00%	34.78%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.29%	0.41%	0.50%	0.24%	0.45%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	2.73%	2.37%	5.61%	1.39%	4.96%
Interest rate spread information:
Average during the period(1)	2.91%	2.99%	2.89%	2.97%	2.97%

Net interest margin(1)(2)	3.09%	3.19%	3.10%	3.16%	3.19%

Efficiency Ratio	65.91%	66.64%	71.19%	70.50%	72.86%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	112.64%	113.39%	112.25%	112.66%	111.25%

Allowance for loan losses:
Balance beginning of period	$16,481	$15,957	$16,480	$16,372	$16,414
Charge offs:
One- to four- family	777	464	1,125	3,432	2,957
Multi-family	0	0	0	0	247
Commercial real estate	1,939	2,017	568	7,521	2,306
Construction or development	0	0	0	0	0
Consumer loans	490	556	486	2,126	2,774
Commercial business loans	728	0	0	728	8
Sub-total	3,934	3,037	2,179	13,807	8,292

Recoveries:
One- to four- family	37	63	116	203	298
Multi-family	0	0	0	0	0
Commercial real estate	141	64	0	206	93
Construction or development	0	0	0	0	0
Consumer loans	90	234	180	741	809
Commercial business loans	0	0	0	0	0
Sub-total	268	361	296	1,150	1,200

Net charge offs	3,666	2,676	1,883	12,657	7,092
Additions charged to operations	4,000	3,200	1,775	13,100	7,050
Balance end of period	$16,815	$16,481	$16,372	$16,815	$16,372

Net loan charge-offs to average loans (1)	1.53%	1.11%	0.74%	1.31%	0.69%

	December 31,	September 30,	December 31,
	2011	2011	2010

Total shares outstanding	6,987,586	6,987,586	6,984,754
Tangible book value per share	$14.38	$14.42	$13.49
Tangible common equity to tangible assets	7.05%	7.20%	6.93%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$10,080	$9,099	$14,426
Commercial real estate	16,906	13,129	10,977
Consumer loans	2,565	2,277	3,713
Commercial business loans	1,160	1,433	1,067
Total non-accrual loans	30,711	25,938	30,183
Accruing loans past due 90 days or more	1,127	1,103	1,546
Total nonperforming loans	31,838	27,041	31,729
Real estate owned	6,525	6,703	5,030
Other repossessed assets	867	1,019	1,097
Total nonperforming assets	$39,230	$34,763	$37,856

Performing restructured loans (4)	8,402	11,882	7,100

Asset Quality Ratios:
Non-performing assets to total assets	2.75%	2.43%	2.69%
Non-performing loans to total loans	3.47%	2.82%	3.19%
Allowance for loan losses to non-performing loans	52.81%	60.95%	51.60%
Allowance for loan losses to loans receivable	1.83%	1.72%	1.64%

(1) Ratios for the three month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are non-accrual are in the nonaccrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. +1-765-747-2945